Exhibit 10.2

www.akebia.com	Akebia Therapeutics, Inc. 245 First Street Suite 1100 Cambridge, MA 02142

August 5, 2014

Robert Shalwitz, M.D.

2549 Bryden Rd

Bexley, OH 43209

Re: Consulting Agreement

Dear Bob:

This letter agreement (“Agreement”) will confirm the agreement between you and Akebia Therapeutics, Inc. (the “Company”) concerning your engagement to provide certain consulting services following the conclusion of your full-time employment with the Company on December 31, 2014.

1.            Services. You agree to provide services as requested by the Company. The services to be provided hereunder shall include advising the Company with respect to its research, pre-clinical and clinical development activities, manufacturing processes, intellectual property portfolio, and such other assistance as specifically requested by your designated Company contact (in the aggregate, the “Services”). Your designated Company contact for this engagement is John P. Butler, Chief Executive Officer. The term of this Agreement shall, subject to your continued full-time employment with the Company through December 31,2014, commence on January 1, 2015 (the “Effective Date”) and continue for a period of twenty-four (24) months, unless extended by mutual agreement of the parties or earlier terminated as provided herein (the “Consulting Period”). You agree to devote as much business time as is necessary to properly perform the Services, but no more than (i) thirty (30) hours per month during the first twelve (12) months of the Consulting Period and (ii) ten (10) hours per month during the second twelve (12) months of the Consulting Period, unless otherwise agreed upon by the parties. If you receive approval to devote more than the maximum hours set forth above to perform the Services, you will receive additional consideration from the Company as set forth in Section 3(b) below.

2.            Relationship of Parties. It is expressly agreed that, in providing the Services to the Company under this Agreement, you will be an independent contractor and that you will not be an employee or agent of the Company and that nothing herein is intended to create an employment relationship between you and the Company. It is also agreed that you shall have no right to make any commitments on behalf of the Company without the express written consent of your designated contact or a properly authorized Company officer. You are free to accept engagements from others during the Consulting Period, so long as those engagements do not prevent you from performing the Services or otherwise violate your obligations under this Agreement, including those obligations set forth in Sections 6, 7 and 8. In addition to your obligations under this Agreement, you acknowledge your additional obligations set forth in (i) the Employee Agreement (Confidentiality, Non-Solicitation, Non-Competition and Developments Agreement) between you and the Company dated February 10, 2014 (the “Employee Agreement”) and attached hereto as Exhibit A, which shall remain in full force and effect and is incorporated into this Agreement by reference, and (ii) the Separation Agreement between you and the Company dated as of August 5, 2014 (the “Separation Agreement”). For the avoidance of doubt, this Agreement shall be void ab initio if you fail to execute or revoke the Separation Agreement or if you fail to remain employed by the Company through December 31, 2014 in accordance with the terms of the Separation Agreement.

3.            Consideration.

(a)            In consideration for the Services provided hereunder, each of your equity awards will remain outstanding during the Consulting Period and each of your equity awards that are unvested as of December 31, 2014 will continue to vest during the Consulting Period, in each case, in accordance with the terms of the applicable equity plan and the equity award agreement between you and the Company and subject to the provisions of this Agreement. Notwithstanding the foregoing or the provisions of Company’s equity plans or any applicable equity award agreement to the contrary, 100% of any outstanding unvested stock options and restricted shares shall immediately vest upon (i) your death during the Consulting Period, (ii) a Change of Control that is consummated during the Consulting Period, (iii) termination of this Agreement by the Company (or any successor in-interest or assignee) other than for Cause (as defined below) or (iv) expiration of this Agreement by its terms at the end of the twenty-four (24) month period beginning on the Effective Date, provided in each case that you have not breached any provisions of this Agreement or the Separation Agreement during the Consulting Period.

(b)             In addition, in the event that the time you devote to the Services exceeds the maximum number of hours set forth in Section 1 above, and provided you receive approval for such time in accordance with Section 1 above, the Company will compensate you for those hours in excess of the maximum hours set forth in Section 1, at a rate of $400 per hour, within thirty (30) days of receipt of an invoice for Services rendered. You will keep records of any hours worked under this Agreement, and will make those records available to the Company upon its reasonable request.

4.            Expenses. The Company will reimburse your reasonable and necessary business expenses directly incurred by you in the performance of the Services under this Agreement during the Consulting Period, subject to prior approval of such expenses and timely submission of such documentation and substantiation as the Company may require. You agree to submit monthly requests for reimbursement of expenses. The Company will pay properly documented expenses within thirty (30) days after receipt of properly documented requests. Any reimbursements provided hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder, including exemptive and transition relief provisions, shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made not later than the end of your taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

5.            Taxes, Insurance and Benefits. As an independent contractor, you shall be solely responsible for all insurance including, but not limited to, workers’ compensation insurance and unemployment insurance, if required, and for the withholding and payment of all federal, state and local income taxes, social security and Medicare taxes and other legally-required payments on sums received from the Company under this Agreement. As applicable, the Company will provide you with an IRS Form 1099 evidencing all consideration paid by it to you in connection with this engagement. You will also be solely responsible for any comprehensive general liability, automobile or other insurance which you decide to obtain and keep in effect.

Because you are an independent contractor, neither you nor any dependent or other individual claiming through you will be eligible to participate in, or receive benefits under, any of the employee benefit plans, programs, agreements or arrangements maintained by the Company, other than as set forth in the Separation Agreement or in Section 3(a) hereof.

6.            Confidentiality and Related Matters.

(a)           Confidential Information. Your confidentiality obligations shall be as set forth in the Employee Agreement. The defined term, “Term”, which is defined in Section 1 of the Employee Agreement, shall be amended and restated to replace “employment” with “consulting services”. In addition, any and all other references to “employment” in the Employee Agreement shall be deemed to also include the Services provided hereunder.

(b)           Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time the Consulting Period terminates or at such earlier time or times as the Company may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time the Consulting Period terminates or at such earlier time or times as the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)            No Public Comment. During the Consulting Period and thereafter, you shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise), about the Company or any of its Affiliates without the prior written consent of the Chief Executive Officer of the Company or his expressly authorized representative.

7.            Assignment of Rights to Intellectual Property. You shall disclose and assign all rights to Intellectual Property of the Company as set forth in Section 5 of the Employee Agreement.

8.            Restricted Activities. In consideration of the continued vesting of your equity awards during the Consulting Period, you acknowledge and agree that the following restrictions on your activities during and after the Consulting Period, as well as the restrictions set forth in Sections 6, 7 and 8 of the Employee Agreement, are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(a)            Conflicts of Interest Prohibited. You agree that, during the Consulting Period, you will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with your performance of the Services.

(b)            Non-Solicitation of Investors, Business Partners or Vendors. During the Consulting Period, you agree that you will not directly or indirectly solicit or encourage any investor, business partner or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them.

9.            Enforcement. In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under Sections 6, 7 and 8 hereof and Sections 6, 7 and 8 of the Employee Agreement (the “Restrictive Covenants”). You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the Restrictive Covenants, the damage to the Company and its Affiliates would be irreparable. You therefore agree that if you breach any of the Restrictive Covenants, the Company, in addition to any other remedies available to it including those set forth in Section 10 hereof, shall be entitled to (i) immediately cease all consideration provided under this Agreement (including, without limitation, continued vesting of your equity awards pursuant to Section 3(a) of this Agreement) and all compensation and benefits provided under the Separation Agreement (including, without limitation, any severance payments, benefits and equity) and (ii) preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the Restrictive Covenants, you further agree that the restricted period shall be tolled, and shall not run, during the period of any breach by you of any of the Restrictive Covenants. You and the Company further agree that, in the event that any provision of the Restrictive Covenants are determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement including, without limitation, pursuant to the Restrictive Covenants. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your relationship with the Company, shall operate to excuse you from the performance of your obligations under the Restrictive Covenants.

10.            Termination.

(a)            This Agreement and your Services may be terminated by you or the Company upon thirty (30) days’ written notice to the other, except that the Company may terminate this Agreement immediately for Cause. For purposes of this Agreement, and in each case as determined by the Compensation Committee of the Company’s Board of Directors in its sole and reasonable discretion, the following will constitute “Cause”: (i) your indictment or conviction for either any felony offense or any other crime involving dishonesty; (ii) your participation in any fraud, theft, embezzlement or other misconduct or act of dishonesty involving the Company or any of its subsidiaries; (iii) your intentional damage to any property of the Company or any of its subsidiaries; (iv) your breach of the duty of good faith and fair dealing that you owe to the Company or any of its subsidiaries; (v) your breach or violation of any agreement with the Company or any of its subsidiaries, including, without limitation, your Employee Agreement; (vi) any conduct by you that in the good faith and reasonable determination of the Board of Directors demonstrates gross unfitness to serve; (vii) your failure to comply with the code of conduct of the Company or any of its subsidiaries or any other policies of the Company that have been approved by the Board of Directors or its authorized delegate; (viii) your insubordination or failure to follow the directions of the Board of Directors or of the Chief Executive Officer of the Company; or (ix) any other conduct by you that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries. Upon termination of this Agreement by you for convenience or by the Company for Cause, the unvested portions of your equity awards shall immediately terminate without payment of consideration therefor and any and all other consideration provided under this Agreement (including, without limitation, continued vesting of your equity awards pursuant to Section 3(a) of this Agreement) and all compensation and benefits provided under the Separation Agreement (including, without limitation, any severance payments, benefits and equity) shall immediately cease. Upon termination of this Agreement, the Consulting Period shall end and the Company shall have no further obligation to you, other than for payment of un-reimbursed expenses that were pre-approved and are satisfactorily documented.

(b)            Notwithstanding the provisions of the Company’s equity plans or any applicable equity award to the contrary, the following rules will apply to your equity awards upon the termination of this Agreement, the Consulting Period and your Services. All equity awards that are unvested on the date this Agreement ends shall, after giving effect to any accelerated vesting pursuant to Section 3(a) above, immediately terminate without payment of consideration therefor.

(i)            Subject to (ii) and (iii) below, each stock option that is vested and exercisable on the date this Agreement and the Consulting Period ends upon termination by the Company other than for Cause or upon expiration of the Agreement by its terms at the end of the twenty-four (24) month period beginning on the Effective Date (after giving effect to the accelerated vesting in Section 3(a) above) will remain exercisable until the earlier of (i) the last day of the twelve (12)-month period beginning on the last day of the Consulting Period or (ii) the expiration of the term of the stock option as set forth in the applicable stock option agreement, and will thereupon terminate.

(ii)            Each stock option that is vested and exercisable on the date of your death (after giving effect to the accelerated vesting in Section 3(a) above) will remain exercisable by your estate or a person who acquired the right to exercise such stock option by bequest or inheritance until the earlier of (i) the last day of the one (1)-year period ending with the first anniversary of your death or (ii) the expiration of the term of the stock option as set forth in the applicable stock option agreement, and will thereupon terminate.

(iii)            Each stock option that is vested and exercisable on the date the Consulting Period ends upon termination of this Agreement by you for convenience or by the Company for Cause will remain exercisable until the earlier of (i) the last day of the ninety (90)-day period beginning on the last day of the Consulting Period or (ii) the expiration of the term of the stock option as set forth in the applicable stock option agreement, and will thereupon terminate.

11.              Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions.

12.              Governing Law/Dispute Resolution. This Agreement shall be governed and construed, and the rights and obligations of the parties hereto shall be determined, in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

13.             Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed as follows:

Consultant:

Robert Shalwitz, M.D.

2549 Bryden Rd

Bexley, OH 43209

Company:

Akebia Therapeutics, Inc.

Attention: Chief Executive Officer

245 First Street, Suite 1100

Cambridge, MA 02142

with a copy to:

Akebia Therapeutics, Inc.

Attention: General Counsel

245 First Street, Suite 1100

Cambridge, MA 02142

14.             Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)             “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)             “Confidential Information” shall have the definition set forth in the Employee Agreement.

(c)             “Intellectual Property” shall have the definition set forth in the Employee Agreement.

(d)             “Change of Control” means the occurrence of any of the following events other than in connection with the consummation of an initial public offering of the Company’s securities:

(i)             any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this Agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)             a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii)             the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)             the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing, a transaction will not constitute a Change in Control if: (a) its sole purpose is to change the domicile of the Company’s incorporation; or (b) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In all respects, the definition of Change in Control shall be interpreted to comply with Code Section 409A, and any successor statute, regulation and guidance thereto.

15.            Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.             Miscellaneous. This Agreement contains the entire agreement between you and the Company, and replaces all prior agreements between you and the Company, whether written or oral, other than the Employee Agreement, the Separation Agreement and, except as otherwise explicitly modified herein or in the Separation Agreement, the award agreements evidencing all prior equity awards, with respect to the Services to be provided by you to the Company pursuant to this Agreement. This Agreement may not be amended and no breach will be waived unless agreed in a signed writing by you and an authorized officer of the Company.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me. The Agreement will take effect as a legally-binding agreement between you and the Company as of the Effective Date.

Very truly yours,
/s/ John P. Butler
John P. Butler
President and Chief Executive Officer

Accepted and agreed:
/s/ Robert Shalwitz
Robert Shalwitz, M.D.

Date:	August 5, 2014

Exhibit A

Employee Agreement

EMPLOYEE AGREEMENT

CONFIDENTIALITY, NON-SOLICITATION,

NON-COMPETITION AND DEVELOPMENTS AGREEMENT

In consideration of my employment and/or continued employment by Akebia Therapeutics, Inc. (“Akebia” or “the Company”), my access to Akebia confidential and proprietary business information, and the discretionary grant to me of equity in the Company, I hereby covenant and agree with the Company as follows:

1.            Term of Agreement: The term of this Agreement shall be for a period com-mencing on the date hereof and ending twelve (12) months after the date on which my employment with the Company terminates for any reason, whether voluntarily or involuntarily (hereafter, the “Term”).

2.            Exclusivity of Services: During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company and I shall neither pursue, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, any business opportunity outside the Company, nor take any position with any organization other than the Company, without the written approval of the Chief Executive Officer of the Company.

3.            Confidentiality / Non-Disclosure

(a)             During the term of my employment by the Company and at any time following the termination of my employment by the Company for any or no reason, whether voluntary or involuntary, with or without cause, I will not, without the express prior written consent of the Company, disclose to others, use or publish (other than as may be required by my duties while employed by the Company in the ordinary course of the Company’s business) any proprietary, secret or confidential information of the Company (“Confidential Information”), which for the purposes hereof shall include, without limitation, information designated by the Company as “proprietary,” “secret,” or “confidential” (or otherwise similarly designated) or information which is not generally known to those outside of the Company detailing, listing, describing or otherwise relating to:

(i)             the business, conduct or operations of the Company or any of the Company’s customers, licensors, licensees, collaborators, suppliers, vendors, or consultants, including (without limitation) customer lists and customer contact information; manufacturing, development and other technical methodologies, processes and applications; production schedules; financial plans, information and data; pricing information; business and/or product development plans; marketing plans; drug formulations; and clinical trial data (including, without limitation, the identity of and information about trial participants; trial results; and related regulatory actions or inactions);

(ii)             any materials, devices, processes, methods, know-how, ways of business, programs, formulae, compositions, compounds, technology, intellectual property, inventions, research, development and the like, used in organizing, researching, developing, promoting, managing or exploiting the Company’s products or product candidates; or

(iii)             the existence or betterment of, or possible new uses or applications for, any of the Company’s products or product candidates.

I acknowledge that the obligations of confidentiality set forth in this Section 3 extend to any proprietary information of any third parties contracting with the Company, whether or not the Company has undertaken an express obligation of confidentiality with regard to such parties.

(b)             I acknowledge that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons pursuant to which the Company must protect or refrain from use of proprietary information which is the property of such third persons. I hereby agree upon the direction of the Company to be bound by the terms of such agreements in the event I have access to the proprietary information protected thereunder to the same extent as if I was an original individual signatory thereto.

4.            Return of Property: Upon the termination of my employment (and regardless of whether such termination is voluntary or involuntary), I will promptly return to the Company all of its property, including but not limited to all Confidential Information, documents, data and files (whether in electronic or hard copy form, and all copies and drafts thereof); keys, access card or badges; Company-issued credit cards; computers, cell phones or PDAs; and any other tangible equipment. By signing below, I authorize the Company to deduct from my final paycheck the cost of replacing any property that I fail to return.

5.            Assignment of Rights to Intellectual Property

(a)             I agree that during my employment I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, intellectual property, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs other than for the benefit of the Company. I further agree that I shall not, after the termination of my employment (regardless of whether such termination is voluntary or involuntary), use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software and/or hardware programs, intellectual property, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office or at my assigned work location.

(b)             If at any time or times during my employment I shall (either alone or with others) develop intellectual property (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection; hereinafter “Intellectual Property”), such Intellectual Property and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall promptly disclose to the Company (or any persons designated by it) such Intellectual Property and hereby assign any rights I may have or acquire in the Intellectual Property and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereof (with all necessary plans and models) to the Company.

(c)             Upon disclosure of such Intellectual Property to the Company, I will, during my employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require to:

(i)             apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)             defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to Intellectual Property, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts and to further the prosecution and insurance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me.

(d)             I represent that the Intellectual Property identified in Exhibit A hereto comprises all the Intellectual Property which I have developed prior to my employment by the Company, which Intellectual Property is excluded from this Agreement (“Prior Development”). I understand that it is only necessary to list the title and purpose of such Intellectual Property but not details thereof.

(e)             If, in the course of my employment with the Company, I incorporate a Prior Development into any product or service offered or sold by the Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, import, modify, use, offer to sell, and sell such Prior Development. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Developments in any Products without the Company’s prior written consent.

6.             Non-Competition: During the Term, I will not, without the Company’s prior written consent, directly or indirectly: (a) become employed by or render any service to any person or entity that competes with the Business of the Company; or (b) alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity that directly or indirectly competes with any of the products being developed, marketed, distributed, planned, sold or otherwise provided by the Company at such time. For the purpose of this Agreement, the “Business of the Company” means the research, development, licensing and/or commercialization of one or more products (i) related to the treatment of anemia and related conditions and/or (ii) based on hypoxia-inducible factor (HIF) biology or hypoxia-inducible factor prolyl hydoxylase (HIF-PH) biology. The foregoing, however, shall not prevent (A) your passive ownership of two percent (2%) or less of the equity securities of any publicly traded company or (B) your provision of consulting services to Aerpio Therapeutics, Inc., but only to the extent your provision of such services does not otherwise violate the provisions of this Agreement.

7.            Non-Solicitation of Employees: During the Term, I will not, directly or indirectly, in any way encourage, induce or solicit (or attempt to encourage, induce or solicit) any employee, consultant or independent contractor to terminate his, her or its relationship with the Company.

8.             Non-Solicitation of Certain Third Parties: I understand and agree that the relationship between the Company and certain third parties constitutes a valuable asset of the Company and may not be converted to my own use. Accordingly, during the Term, I will not, directly or indirectly (i) call-on, solicit, divert, take away or do business with (or in any manner attempt to call-on, solicit, divert, take away or do business with) any past, present or prospective customer, account, collaborator, licensee or other business relation of the Company with whom I interacted or learned of during my employment with the Company; (ii) in any way interfere with the relationship between any such customer, account, collaborator, licensee or business relation and the Company; or (iii) solicit or encourage any customer, account, collaborator, licensee or other business relation of the Company to terminate or diminish its relationship with the Company.

9.            No Conflicting Obligations: I hereby represent that, except as I have disclosed in writing to the Company, I am not a party to, or bound by the terms of, any agreement with or obligation to any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to or during my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. By signing below, I acknowledge that the Company has instructed me not to bring to the Company’s premises, install on any Company computer, use, or disclose any confidential information belonging to a third party during my employment with the Company.

10.            Remedies for Breach: I agree that my breach of any covenant in this Agreement will cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. I understand and agree that in the event I breach any of the covenants contained herein during the Term, the Term shall be extended automatically. The duration of such extension shall equal the period of time between the date I began such violation and the date I permanently cease such violation. I further understand and agree that in the event I breach or fail to honor any term of this Agreement, and the Company is successful in whole or in part in any legal or equitable action to defend its rights under or to enforce any terms of this Agreement, I shall be required to reimburse the Company for all costs, expenses and reasonable attorneys’ fees associated with such action.

11.            Employment at Will: I acknowledge and agree that this Agreement does not constitute an express or implied employment contract and that my employment with the Company will be on an “at-will” basis. Accordingly, I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment and that either the Company or I may terminate my employment at any time, for any or no reason, with or without cause.

12.            Modification and Waiver: Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be valid only if set forth in a writing signed by the Chief Executive Officer of the Company. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

13.            Severability: I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law.

14.            Applicable Law / Jurisdiction / Jury Waiver: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof. In addition, I acknowledge that because I will have regular interaction with Company representatives based in Massachusetts, any dispute concerning this Agreement shall be heard by a court of competent jurisdiction within Massachusetts. By signing below, I acknowledge that I am subject to the personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities. Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

15.            Successors and Assigns: The term “Company” shall include Akebia Therapeutics, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

16.            Survival / Changes in Role or Title: I acknowledge that my covenants in this Agreement are given in exchange for, among other things, my employment and the terms and conditions of such employment. My covenants are not tied to my present role, title or responsibilities. Therefore, the covenants in this Agreement shall survive any change in my role, title, responsibilities, compensation, benefits, or any other term or condition of my employment.

17.            Notification of New Employers: During the Term I hereby agree to provide a copy of this Agreement to any employer or prospective employer, and I hereby authorize the Company to provide copies of this Agreement to any person or entities that may or does employ or do business with, or consider employing or doing business with, me in the future.

18.            Entire Agreement: This Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement, between you and the Company with respect to the subject matter hereof.

Very truly yours,
/s/ John P. Butler
John P. Butler
Chief Executive Officer

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below.

AGREED TO AND ACCEPTED

By:	/s/ Robert Shalwitz	Date:	February 10, 2014
Name:	Robert Shalwitz

Alternative to Exhibit A

Employee Agreement

TO: Akebia Therapeutics

FROM: Robert Shalwitz, MD

DATE: February 9, 2014

Subject: Previous and Ongoing Inventions

Dr. Shalwitz is involved with extensive previous and ongoing discovery and invention at Robert’s Remedies, LLC and Aerpio Therapeutics, Inc.

Robert’s Remedies, LLC focuses on the areas of yeast and probiotic extracts for various cosmetic and therapeutic purposes. There is no existing or known overlap between the research for Robert’s Remedies and Akebia Therapeutics, Inc.

Aerpio Therapeutics, Inc. focuses on research on HPTPβ, TIE-2, and HIF-lα. There is potential overlap between the companies on the HIF research, though the compounds used to achieve HIF stabilization are distinct between the two companies. Dr. Shalwitz is actively involved in research on Aerpio’s AKB-4924 for which there is presently active patenting in the areas of topical therapy for various indications. The research for these discoveries is funded directly by Aerpio Therapeutics, Inc. or indirectly by the US National Institutes for Health and/or the US Department of Defense.

Acknowledged:
/s/ Robert Shalwitz	/s/ John Butler
Robert Shalwitz, Sr. VP and CMO	John Butler, CEO
Akebia Therapeutics, lnc.	Akebia Therapeutics, lnc.

EXHIBIT A

PREVIOUS INVENTIONS

TO:	Akebia Therapeutics, Inc.
FROM:
DATE:
SUBJECT:	Previous Inventions

l.             Except as listed in Section 2 below, the following is a complete list of all inventions, copyrighted works or improvements relevant to the subject matter of my employment by Akebia Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.
☐	See below:

☐	Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.
☐	Additional sheets attached.